Exhibit 4.1

CAPITAL ONE FINANCIAL CORPORATION

2002 ASSOCIATE STOCK PURCHASE PLAN

1. Purpose and Effect of Plan

     The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries.

2. Shares Reserved for the Plan

     There shall be reserved for issuance and purchase by Participating Associates under the Plan an aggregate of 3,000,000 shares of Common Stock, subject to adjustment as provided in Section 12. Shares issued under the Plan may consist of newly issued shares acquired from the Company, treasury shares held by the Company, shares acquired on the open market or a combination of the above.

3. Definitions

     Where indicated by initial capital letters, the following terms shall have the following meanings:

     a.      Act: The Securities Exchange Act of 1934, as amended.

     b.      Base Compensation: The fixed basic annual earnings of an Eligible Associate received from the Employer, excluding overtime, bonuses, commissions, profit sharing awards and credits received under a plan subject to Code section 125, but including salary reduction contributions pursuant to elections under a plan subject to Code sections 125 or 401(k).

     c.      Beneficiary: The beneficiary designated by the Participating Associate in the beneficiary designation in effect under the Company’s group life insurance plan, or if no beneficiary designation is in effect under such plan, the beneficiary designated by the Participating Associate in the beneficiary designation in effect under the Company’s Executive Life Insurance Plan, provided that if the Participating Associate has no beneficiary designation in effect under either of the foregoing plans or if the Participating Associate’s designated beneficiary predeceases him, the Participating Associate’s beneficiary shall be his estate.

     d.      Board: The Board of Directors of the Company.

     e.      Business Day: A day on which the New York Stock Exchange is open for trading in Common Stock or, if trading in Common Stock is suspended, the next following day on which the New York Stock Exchange is open for trading and on which trading in Common Stock is no longer suspended.

     f.      Code: The Internal Revenue Code of 1986, as amended from time to time.

     g.      Committee: The committee established pursuant to Section 4 to be responsible for the general administration of the Plan.

     h.      Common Stock: The Company’s common stock, $.01 par value per share.

     i.      Company: Capital One Financial Corporation and any successor by merger, consolidation or otherwise.

     j.      Eligible Associate: Any employee of the Company or any of its Subsidiaries who meets the eligibility requirements of Section 5.

     k.      Employer: For purposes of Section 5, the Company or Subsidiary employing an Eligible Associate.

     l.      Enrollment Form: The form filed with the Company’s Human Resources Department authorizing payroll deductions pursuant to Section 6.

     m.      Fair Market Value: With respect to Common Stock acquired from the Company, the average of the lowest and highest sales prices (computed to four decimal places) as reported on the New York Stock Exchange Composite Tape on the date in question, or, if the Common Stock shall not have been so quoted on such date, the average of the lowest and highest sales prices so quoted (computed to four decimal places) on the last day prior thereto on which the Common Stock was so quoted. With respect to Common Stock acquired in respect of the Plan on the open market, the weighted average purchase price (computed to four decimal places) of all shares purchased on the date in question.

     n.      Investment Account: The account established for each Participating Associate pursuant to Section 9 to account for Common Stock purchased under the Plan.

     o.      Investment Date: The last Business Day of each calendar month.

     p.      Participating Associate: An Eligible Associate who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

     q.      Payroll Deduction Account: The account established for a Participating Associate to reflect payroll deductions and lump-sum cash contributions pursuant to Section 6.

     r.      Plan: The “Capital One Financial Corporation 2002 Associate Stock Purchase Plan,” as set forth herein and as amended from time to time.

     s.      Purchase Price: The price for each whole and fractional share of Common Stock, including those purchased by dividend reinvestment, which shall be 85% of the Fair Market Value of such whole or fractional share on the date in question.

     t.      Section: A section of the Plan, unless otherwise required by the context.

     u.      Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4. Administration of the Plan

     The Plan shall be administered by the Committee, consisting of not less than two members appointed by the Board. The Committee shall be the Compensation Committee of the Board unless the Board shall appoint another committee to administer the Plan. The Board from time to time may remove members previously appointed and may fill vacancies, however caused, in the Committee.

     Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in administering the Plan. All of such actions, interpretations and determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to its actions signed by all members of the Committee. The Committee may request advice or assistance and employ such other persons as are necessary for proper administration of the Plan.

     No member of the Committee or the Board shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director, employee or consultant of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability arising out of any action, omission or determination relating to the Plan, to the maximum extent permitted by law.

5. Eligible Associates

     Subject to the limitations of this Section, all employees of the Company or its Subsidiaries shall be eligible to participate in the Plan. To be an employee eligible to participate in the Plan, a person must be actively employed by the Employer and customarily paid through the Employer’s regular payroll. Any person who is excluded by the terms and conditions of his employment from participation in the Plan, any person acting as a non-employee director of the Employer, any person designated by the Employer as an independent contractor, and any person who is a “leased employee” within the meaning of Section 414(n) of the Code, shall not be considered an employee for purposes of this Section 5. It is expressly intended that persons acting as non-employee directors of the Employer, persons designated as independent contractors by the Employer and “leased employees” within the meaning of Section 414(n) of the Code are to be excluded from Plan participation even if a court or administrative agency determines that such persons are common law employees and not persons acting as non-employee directors, independent contractors or “leased employees” of the Employer.

6. Election to Participate

     Each Eligible Associate may elect to become a Participating Associate by filing with the Company’s Human Resources Department an Enrollment Form authorizing specified regular payroll deductions from his Base Compensation; provided however that, for purposes of this Section 6, the last Enrollment Form filed by a Participating Associate pursuant to the Company’s 1994 Associate Stock Purchase Plan shall be deemed to be filed and effective with respect to the Plan as if actually filed hereunder. Such regular payroll deductions shall be subject to a minimum deduction of 1% and a maximum deduction of 15% of Base Compensation for that payroll period. A Participating Associate may also elect to make lump-sum cash contributions to the Plan, provided that the total of regular payroll deductions and lump-sum cash contributions in any calendar quarter shall not exceed 15% of the Participating Associate’s Base Compensation as of the end of the calendar quarter in which the lump-sum cash contribution is made (taking into account as Base Compensation for this purpose only that Base Compensation that was paid with respect to payroll periods during which payroll deductions were being made). All regular payroll deductions and lump-sum cash contributions shall be credited as soon as practicable to the Payroll Deduction Account that the Company has established with respect to the Participating Associate. A Participating Associate may elect once each calendar quarter to increase, decrease, or eliminate his regular payroll deduction by filing a new Enrollment Form.

     All elections described in this Section 6 shall be filed in a form and manner established by the Company’s Human Resources Department. Except to the extent otherwise required to comply with the Act or any securities law compliance program established by the Company, elections with respect to regular payroll deductions shall become effective as soon as practicable on or after the first day of the first payroll period that begins following the date the election is duly filed.

7. Method of Purchase and Investment Accounts

     Subject to Section 13, each Participating Associate having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of whole and fractional shares that the eligible funds in his Payroll Deduction Account could purchase at the Purchase Price on that Investment Date; provided, however, that no eligible funds in a Participating Associate’s Payroll Deduction Account attributable to such Participating Associate’s lump-sum cash contributions shall be deemed to have purchased whole and fractional shares of Common Stock until the last Investment Date of the calendar quarter within which such lump-sum cash contributions were made. All whole and fractional shares purchased (rounded to the nearest ten thousandth) shall be maintained in a separate Investment Account for each Participating Associate. All cash dividends paid with respect to the whole and fractional shares of Common Stock held in a Participating Associate’s Investment Account shall be used as soon as practicable to purchase additional shares of Common Stock at the Purchase Price. All such additional shares, along with any dividends paid in additional shares of Common Stock, shall be added to the shares held for the Participating Associate in his Investment Account. Expenses incurred in the purchase of such shares of Common Stock shall be paid by the Company. Any distribution of shares or other property with respect to whole or fractional shares of Common Stock held in a Participating Associate’s Investment Account, other than a dividend of Common Stock, shall be distributed to the Participating Associate as soon as practicable. In the event of such a distribution, certificates for whole shares shall be issued and fractional shares shall be sold and the proceeds of sale, less selling expenses and other applicable charges, distributed to the Participating Associate.

8. Stock Purchases

     The Company shall issue (or direct the issuance of or the purchase on the open market of) shares of Common Stock to be credited to the Investment Accounts of the Participating Associates as of each Investment Date (or as soon as practicable thereafter) and each date as of which shares of Common Stock are purchased with reinvested cash dividends (or as soon as practicable thereafter).

9. Title of Accounts

     The Company’s Human Resources Department or its delegate shall establish and maintain an Investment Account with respect to each Participating Associate. Each Investment Account shall be in the name of the Participating Associate.

10. Rights as a Shareholder

     From and after the Investment Date on which shares of Common Stock are purchased by a Participating Associate under the Plan, such Participating Associate shall have all of the rights and privileges of a shareholder of the Company with respect to such shares of Common Stock. Subject to Section 17 herein, a Participating Associate shall have the right at any time (i) to obtain a certificate for the whole shares of Common Stock credited to his Investment Account or (ii) to direct that any whole shares in his Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him.

     Prior to the Investment Date on which shares of Common Stock are to be purchased by a Participating Associate, such Participating Associate shall not have any rights as a shareholder of the Company with respect to such shares of Common Stock. Each Participating Associate shall be a general unsecured creditor of the Company to the extent of any amounts deducted under the Plan from such Participating Associate’s Base Compensation or lump-sum cash contributions made by such Participating Associate during the period prior to the Investment Date on which such amounts are applied to the purchase of Common Stock for the Participating Associate.

11. Rights Not Transferable

     Rights under the Plan, except as set forth in Section 13(b) herein, are not transferable by a Participating Associate.

12. Change in Capital Structure

     In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, the Purchase Price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

     If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

     Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participating Associate, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

13. Termination of Employment and Death

     (a)  If a Participating Associate’s employment is terminated for any reason other than death: (i) certificates with respect to the whole shares in his Investment Account shall be issued to him as soon as practicable following the next Investment Date, provided that the Participating Associate may elect to have such shares sold and the proceeds of the sale, less selling expenses, remitted to him; (ii) any fractional shares in his Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to the Participating Associate; and (iii) any amount in his Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed as soon as practicable thereafter in accordance with (a) (i) and (a) (ii) above; provided that, following the termination of his employment for any reason other than death, a Participating Associate may elect to receive a cash distribution from his Payroll Deduction Account before the next following Investment Date, if practicable.

     (b)  If a Participating Associate dies: (i) certificates with respect to any whole shares in his Investment Account shall be delivered to his Beneficiary as soon as practicable following the next Investment Date; (ii) any fractional shares in his Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to his Beneficiary; and (iii) any amount in his Payroll

Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed to his Beneficiary as soon as practicable thereafter in accordance with (b) (i) and (b) (ii) above; provided that a Beneficiary may elect to receive the distributions from the Participating Associate’s Investment Account (as described in (b) (i) and (b) (ii) , above) before the Investment Date next following the Participating Associate’s death, if practicable.

14. Amendment of the Plan

     The Board in its sole discretion may at any time amend the Plan in any respect; provided that such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of Common Stock are then traded.

15. Termination of the Plan

     The Plan and all rights of Eligible Associates hereunder shall terminate:

     (a)  on the Investment Date that Participating Associates become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

     (b)  at any earlier date determined by the Board in its sole discretion.

     In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participating Associates on a pro rata basis. Upon termination of the Plan, all amounts in a Participating Associate’s Payroll Deduction Account that are not used to purchase Common Stock shall be refunded to the Participating Associate.

16. Effective Date of Plan

     The Plan was adopted by the Board and became effective on September 19, 2002.

17. Government and Other Regulations

     The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may be required, in the opinion of counsel for the Company.

18. Gender and Number

     Masculine pronouns shall refer to both males and females. The singular form shall include the plural.